UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 20, 2006

Adagio Acquisition I, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-51494	20-2852425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Spencer Trask Ventures, Inc., 535 Madison Avenue, 18th Floor, New York, NY 10022
(Address of principal executive offices)

Registrant’s telephone number, including area code	(212) 418-8573

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFP 230.425)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 27, 2006, Adagio Acquisition I, Inc. (the “Company”) commenced a private placement (the “Offering”) of shares (the “Shares”) of common stock, par value $.0001 per share (the “Common Stock”), on a reasonable efforts basis with the assistance of a placement agent, with expected gross proceeds of between $1.0 million (the “Minimum Offering”) and $3.0 million (the “Maximum Offering”). On September 20, 2006, the Company decreased the Minimum Offering from 200,000 Shares for an aggregate purchase price of $1.0 million to 100,000 Shares for an aggregate purchase price of $500,000 and extended the offering period until the earliest of: (i) the sale of the number of Shares constituting the Maximum Offering and the over-allotment option; (ii) October 25, 2006, which represents 90 days from the date of the Private Placement Memorandum (the “Memorandum”) plus an additional 30 days, as permitted by the Memorandum; and (iii) the termination of the offering period by the Company.

In connection with the decrease of the Minimum Offering and the extension of the offering period, the Company amended that certain placement agency agreement (the “Amendment”), a copy of which is attached hereto as Exhibit 10.1, to reflect such changes to the terms of the Offering.

This Current Report on Form 8-K is issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibits are filed herewith:

Exhibit 10.1 Amendment to the Placement Agency Agreement, dated September 20, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adagio Acquisition I, Inc.
(Registrant)

Date: September 21, 2006	By:	/s/ William P. Dioguardi
William P. Dioguardi, President